Press
Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA REPORTS $7.8 MILLION LAND SALE

August 15, 2014 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced the sale of approximately 76 acres of land located on the east side of Interstate 95 at a purchase price of approximately $7.8 million, or approximately $103,000 per acre, resulting in an estimated gain at closing of approximately $3.8 million with an additional gain of approximately $400,000 to be recognized as certain road improvements are completed over the next six months. As part of the contractual agreement with the buyer, the Company incurred approximately $2.1 million in costs to prepare the pad site for vertical construction. In connection with this transaction the Company received $400,000 from the CEO Business Alliance, a private economic development organization in Daytona Beach, as reimbursement for a portion of the pad site costs. In addition, the Company expects to receive payments totaling approximately $1.1 million from Volusia County, based upon certain milestones being achieved including when the distribution center receives its certificate of occupancy and the dates when specified numbers of jobs have been created at the buyer’s operations. The Company believes the milestones could be reached in late 2015. Should the milestones be achieved, the estimated net gain on the sale would total approximately $5.3 million.

Mark E. Patten, Senior Vice President and Chief Financial Officer of the Company, stated, “We are pleased to complete this transaction with the buyer, particularly given the expected impact of the projected 630,000 square foot distribution center operation on the economy of Volusia County and the City of Daytona Beach.” Mr. Patten further stated, “The proceeds from the sale will be utilized through the Section 1031 tax-deferred exchange process and continue our strategy of investing in income producing properties.”

John P. Albright, President and Chief Executive Officer of the Company stated, “We greatly appreciate the support of the State of Florida, Volusia County, the City of Daytona Beach, and the CEO Business Alliance through the significant economic incentives they provided to help bring this transaction to fruition, as well as the efforts of Team Volusia Economic Development Corporation.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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